KISH, LEAKE & ASSOCIATES, P.C.
                         Certified Public Accountants

7901 East Belleview Avenue, Suite 220                             (303) 779-5006
Englewood, Colorado 80111                                     FAX (303) 779-5724

September 20, 1996

Securities and Exchange Commission
450-5th Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on September 19, 1996, filed by our former client, Ogden, McDonald & Company. We agree with the statements made in response to that item insofar as they relate to our firm.

Very truly yours,

/s/ Kish, Leake & Associates, P.C.